Exhibit 5.1

Our Ref:	T0865
E-mail:	cbuchan@traversthorpalberga.com

By Email	[ ] June, 2024

Tavia Acquisition Corp.

Harbour Place

P.O. Box 472

103 South Church Street

Grand Cayman KY1-1106

Cayman Islands

Dear Sirs,

Tavia Acquisition Corp.

We are Attorneys-at-Law admitted to practice in the Cayman Islands. We act as Cayman Islands law counsel to Tavia Acquisition Corp. (the “Company”) in connection with the Company’s registration statement on Form S-1, including all amendments and supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “1933 Act”) (including its exhibits, the “Registration Statement”) for the purposes of registering with the Commission under the 1933 Act the offering and sale to the public of:

(a)	up to 20,125,000 units (including units consisting of one-half of one ordinary share and one-half of one preference share and one-half of one warrant, which the underwriters (“Underwriters”), for whom EarlyBirdCapital, Inc. is acting as representative, have a 45-day option to purchase from the Company to cover over-allotments, if any) (“Units”) at an offering price of US$10 per Unit, each Unit consisting of:

(i)	one-half of one ordinary share of a par value of US$0.0001 of the Company (“Ordinary Shares”);

(ii)	one-half of one preference share of a par value of US$0.0001 each of the Company (“Preference Shares”);

(iii)	one-half of one redeemable warrant, each whole warrant exercisable to purchase one-half of one Ordinary Share at a price of US$11.50 per Ordinary Share (“Warrants”); and

(b)	all Ordinary Shares and Preference Shares and Warrants issued as part of the Units.

The following opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement. The opinion is based on circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion.

DOCUMENTS REVIEWED

We have reviewed originals, copies or conformed copies of the documents listed in Schedule 1 to this opinion. Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transactions the subject of this opinion letter.

ASSUMPTIONS

In giving this opinion, we have relied upon the assumptions set out in Schedule 2 and elsewhere in this opinion, which we have not independently verified. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing.

QUALIFICATIONS

The opinions expressed below are subject to the qualifications set out in Schedule 3 to this opinion.

OPINIONS

Based upon, and subject to, the assumptions and qualifications in this opinion, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

2.	The Ordinary Shares and the Preference Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents) such Ordinary Shares and Preference Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members.

3.	The execution, delivery and performance of the Unit Certificate and the Warrant Documents have been authorised by and on behalf of the Company and, once the Unit Certificate and the Warrant Documents have been executed and delivered by any director or officer of the Company, the Unit Certificate and the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to references to or firm in the prospectus include in the Registration Statement in providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission thereunder.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Units pursuant to the Registration Statement. This opinion letter is limited to matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully,

TRAVERS THORP ALBERGA

SCHEDULE 1

List of Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.	The Certificate of Incorporation of the Company dated 7 March 2024.

2.	The amended and restated memorandum and articles of association of the Company dated [ ] June, 2024.

3.	The register of the directors of the Company.

4.	The written resolutions of the directors of the Company dated [ ] June, 2024 and the corporate records of the Company maintained at its registered office in the Cayman Islands.

5.	A certificate of good standing in respect of the Company issued by the Registrar of Companies dated [ ] June, 2024 (the “Certificate of Good Standing”).

6.	A certificate from a director of the Company, a copy of which is attached to this opinion letter (the “Director’s Certificate”).

7.	The Registration Statement.

8.	A draft of the form of the unit certificate representing the Units (the “Unit Certificate”).

9.	A draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the “Warrant Documents”).

10.	A draft of the underwriting agreement between the Company and the Underwriters representatives.

The documents listed in paragraphs 8 to 10 inclusive above shall be referred to collectively herein as the “Documents”.

SCHEDULE 2

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1.	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

3.	The choice of the State of New York as the governing law of the Documents has been made in good faith and will be regarded as a valid and binding selection which will upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands.

4.	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, deliver and perform their respective obligations under the Documents.

5.	There is no contractual or other prohibition or restriction (other than arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into an performing its obligations under the Documents.

6.	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents, in each case in connection with the Documents or the consummation of the transactions contemplated thereby, represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (as revised) and the Terrorism Act (as revised, respectively).

7.	There is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions given herein. Specifically, we have made no independent investigation of the laws of the State of New York.

8.	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and the Preference Shares and none of the Ordinary Shares or the Preference Share were or will be issued for less than par value.

9.	Copies of documents conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of the originals and all signatures, initials and seals are genuine.

10.	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Warrants, the Ordinary Shares or the Preference Shares.

SCHEDULE 3

Qualifications

The opinions expressed above are subject to the following qualifications:

1.	The term “enforceable” as used above means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, adjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors.

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside of the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may become subject to defences of set of, counterclaim, estoppel and similar defences.

2.	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time fame prescribed be law.

3.	Under Cayman Islands law, the register of members is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 2 under the heading “Opinions” in this opinion letter, there are no circumstances or matters of fact known to us on the date of this opining letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application was made in respect the Ordinary Shares or the Preference Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

5.	In this opinion letter, the term “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to piece or lift the corporate veil).

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